Exhibit 99.1

FOR IMMEDIATE RELEASE:

March 26, 2007

For More Information Contact:

Steve Laflin, President & CEO

(208) 524-5300

INTERNATIONAL ISOTOPES INC. ANNOUNCES A PRIVATE PLACEMENT LED BY FIREBIRD GLOBAL MASTER FUND II LTD.

Idaho Falls, ID. March 26, 2007 – International Isotopes Inc. (OTC Bulletin Board: INIS), announces on March 21, 2007, the Company entered into a private placement with Firebird Global Master Fund II, Ltd. as well as, certain other institutional and private investors.

The placement involves a securities purchase agreement pursuant to which International Isotopes has sold 13,333,331 shares of the Company's common stock, par value $0.01 per share, Class C Warrants exercisable for 13,333,331 shares of the Company's common stock at an exercise price of $0.10, and Class D Warrants exercisable for 13,333,331 shares of the Company's common stock at an exercise price of $0.11.

This placement has provided the Company with $1.2 million in cash and was arranged by Company officers and Firebird Global Master Fund II, Ltd.  Therefore, there were no commissions or placement fees paid other than legal costs for standard document preparation.  The Company is required to register all of the common stock issued and underlying the securities sold to the investors within 45 days from the closing of the transaction and the registration must be effective 120 days after the date of the agreement.

Firebird Global Master Fund II, Ltd. is affiliated with New York-based Firebird Management LLC, which manages over $3 billion.  James Passin, the portfolio manager of Firebird Global Master Fund II, Ltd., has made considerable investments in the areas of uranium, fluorine, and germanium.

Steve T. Laflin, President and CEO, said, “ We are very pleased to have an investor the caliber and capability of Firebird. They provide the Company with a solid financial platform from which we can launch our products and maximize our Fluorine Extraction Process technological advantages.

Additionally, it will allow us to explore profitable, synergies in uranium and raw material supply industries.  We are very excited about the new business opportunities that could result from the relationship with this savvy group of investors and the industry experience, contacts and resources they potentially bring to the Company.

About International Isotopes Inc.

International Isotopes Inc. manufactures a full range of nuclear medicine calibration and reference standards, high purity fluoride gases, and a variety of cobalt-60 products such as teletherapy sources.  The Company also provides a wide selection of radioisotopes and radiochemicals for medical devices, calibration, clinical research, life sciences, and industrial applications and provides a host of analytical, measurement, recycling, and processing services on a contract basis to clients.

International Isotopes Inc. Safe Harbor Statement

Forward-looking statements in this press release, including statements made relating to the potential outcomes resulting from this research are made pursuant to the safe harbor provision of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change.  Actual results may differ materially from the forward-looking statements.  Many factors could cause actual results to differ materially from the forward-looking statements.  Readers are directed to read the risk factors detailed from time to time in our filings with the Securities and Exchange Commission, including our annual report on Form 10-KSB for the year ending December 31, 2006.  The Company does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.